As filed with the Securities and Exchange Commission on September 13, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESBANCO, INC.

(Exact Name of Registrant as Specified in its Charter)

West Virginia	55-0571723
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1 Bank Plaza

Wheeling, WV 26003

(304) 234-9000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey H. Jackson

President and Chief Executive Officer

Wesbanco, Inc.

1 Bank Plaza

Wheeling, West Virginia 26003

(304) 234-9000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

James C. Gardill, Esq.	Jeffrey W. Acre, Esq.
Phillips, Gardill, Kaiser & Altmeyer, PLLC	K&L Gates LLP
61 Fourteenth Street	K&L Gates Center
Wheeling, West Virginia 26003	210 Sixth Avenue
(304) 232-6810	Pittsburgh, Pennsylvania 15222
(412) 355-6500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

Up to 7,272,728 Shares of Common Stock

This prospectus relates to the offer and resale of shares of common stock by the selling shareholders identified in this prospectus, or their permitted transferees, of up to 7,272,728 shares of our common stock that we issued to the selling shareholders identified in this prospectus in a private placement transaction that was closed on August 1, 2024. We will not receive any of the proceeds from the sales of shares by the selling shareholders.

The selling shareholders may offer and sell such shares of common stock from time to time through ordinary brokerage transactions or through any other means described in this prospectus. Sales of our common stock by the selling shareholders may occur at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “WSBC.” On September 12, 2024, the last reported sale price of our common stock was $30.04.

You should read carefully this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before you invest in any of our shares.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 5 of this prospectus and the “Risk Factors” sections included in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

These securities will not be savings accounts, deposits or obligations of any bank and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 13, 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), using an automatic shelf registration process. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling shareholders may sell from time to time the shares of common stock covered by this prospectus in one or more offerings.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by any of the selling shareholders. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. Any information or statement contained or incorporated by reference in this prospectus will be deemed to be modified or superseded by any inconsistent information or statement contained or incorporated by reference in a prospectus supplement. Accordingly, if there is any inconsistency between the information in this prospectus and an applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and any applicable prospectus supplement and any documents that we incorporate by reference in this prospectus or any prospectus supplement, together with the additional information referred to under the heading “Where You Can Find More Information,” before you invest.

This prospectus does not contain all of the information in the registration statement of which this prospectus is part. For further information about our business and the securities that may be offered under this prospectus, you should refer to the registration statement and its exhibits. The exhibits to the registration statement contain the full text of certain contracts and other important documents that we have summarized in this prospectus. Since the summaries in this prospectus may not contain all the information that you may find important in deciding whether to purchase our securities, you should review the full text of these contracts and documents. These summaries are qualified in all respects by reference to all of the provisions contained in the applicable contract or document. The registration statement and its exhibits can be obtained as indicated under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or solicitation of an offer to buy any securities other than the shares to which they relate. Neither we nor any selling shareholder are making offers to sell, or soliciting offers to buy, the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information in this prospectus, any applicable prospectus supplement and any related free writing prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Wesbanco,” “we,” “us,” “our” or similar references mean Wesbanco, Inc. and its subsidiaries. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to the “Company” mean Wesbanco, Inc. individually.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

You should carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

Forward-looking statements in this prospectus are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this prospectus and any accompanying prospectus supplement should be read in conjunction with the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023 and documents subsequently filed by the Company with the Securities and Exchange Commission (“SEC”) including the Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31 and June 30, 2024, which are available at the SEC’s website, www.sec.gov or at the Company’s website, www.WesBanco.com. Any statements about our expectations, beliefs, plans, predictions, protections, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are typically, but not exclusively, identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipate,” “intend,” “potential,” “could,” “may,” “will, “should,” “seeks,” “likely,” “intends” “plans,” “proforma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in the Company’s most recent Annual Report on Form 10-K filed with the SEC under “Risk Factors” in Part I, Item 1A. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including, without limitation, the effects of changing regional and national economic conditions, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the Company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, the SEC, the Financial Institution Regulatory Authority, the Municipal Securities Rulemaking Board, the Securities Investors Protection Corporation, and other regulatory bodies; potential legislative and federal and state regulatory actions and reform, including, without limitation, the impact of the implementation of the Dodd-Frank Act; adverse decisions of federal and state courts; fraud, scams and schemes of third parties; cyber-security breaches; competitive conditions in the financial services industry; rapidly changing technology affecting financial services; marketability of debt instruments and corresponding impact on fair value adjustments; and/or other external developments materially impacting Wesbanco’s operational and financial performance. The Company does not assume any duty to update forward-looking statements.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Statements in this prospectus and any accompanying prospectus supplement with respect to the expected timing of and benefits of the proposed merger between the Company and Premier Financial Corp. (“Premier Financial”) and the parties’ plans, obligations, expectations and intentions constitute forward-looking statements as defined by federal securities laws. Such statements are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of Wesbanco and Premier Financial may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the proposed merger may not be fully realized within the expected time frames; disruption from the proposed merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the proposed merger may not be obtained on the expected terms and schedule; Premier Financial’s shareholders and/or the Company’s shareholders may not approve the proposed merger and the merger agreement and issuance of shares of the Company’s common stock in the proposed merger, respectively; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; extended disruption of vital infrastructure; and other factors described in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023, Premier Financial’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023, and documents subsequently filed by the Company and Premier Financial with the SEC.

PROSPECTUS SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus, including the documents we have incorporated by reference under “Where You Can Find More Information — Incorporation by Reference.”

WESBANCO, INC.

The Company is a bank holding company incorporated in 1968 and headquartered in Wheeling, West Virginia. Wesbanco provides a full range of financial services, including retail banking, corporate banking, personal and corporate trust services, brokerage services, mortgage banking and insurance. Wesbanco offers these services through two reportable segments, community banking and trust and investment services. Wesbanco operates one commercial bank, Wesbanco Bank, Inc. (“Wesbanco Bank”). As of June 30, 2024, Wesbanco had approximately $18.1 billion of consolidated total assets, approximately $13.4 billion of deposits, approximately $12.1 billion of net loans and approximately $2.5 billion of shareholders’ equity. Wesbanco’s main office is located at 1 Bank Plaza, Wheeling, West Virginia, 26003, and its telephone number is (304) 234-9000.

Wesbanco’s community banking segment offers services traditionally offered by full-service commercial banks, including commercial demand, individual demand and time deposit accounts, as well as commercial, mortgage and individual installment loans, and certain non-traditional offerings, such as insurance and securities brokerage services. The trust and investment services segment offers trust services as well as various alternative investment products including mutual funds.

Wesbanco offers additional services through its non-banking subsidiaries, Wesbanco Insurance Services, Inc., a multi-line insurance agency specializing in property, casualty, life and title insurance, with benefit plan sales and administration for personal and commercial clients, and Wesbanco Securities, Inc., a full service broker-dealer, which also offers discount brokerage services. Wesbanco Asset Management, Inc. holds certain investment securities in a Delaware-based subsidiary. Wesbanco Properties, Inc. holds certain commercial real estate properties. The commercial property is leased to Wesbanco Bank and to certain non-related third parties. FAH, LLC and Flagship Acquisitions Trust hold certain real estate properties located in the Maryland area. Wesbanco has eleven capital trusts, which are all wholly-owned trust subsidiaries formed for the purpose of issuing trust preferred securities and lending the proceeds to Wesbanco. Wesbanco Bank’s Investment Department also serves as investment adviser to a family of mutual funds, namely the “WesMark Funds.” The fund family is composed of the WesMark Large Company Fund, the WesMark Balanced Fund, the WesMark Small Company Fund, the WesMark Government Bond Fund, the WesMark West Virginia Municipal Bond Fund and the WesMark Tactical Opportunity Fund.

The Company’s common stock is listed and traded on the NASDAQ Global Select Market under the symbol “WSBC.”

RECENT DEVELOPMENTS

Pending Acquisition of Premier Financial Corp.

On July 25, 2024, the Company, Wesbanco Bank, Premier Financial Corp. (“Premier Financial”) and Premier Bank entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), providing for the merger of Premier Financial with and into the Company (the “Merger), upon the terms and subject to the conditions set forth in the Merger Agreement. As a result of the Merger, the separate corporate existence of Premier Financial will cease, and the Company will continue as the surviving corporation in the Merger. The

Merger Agreement also provides that, immediately following the completion of the Merger, Premier Bank, an Ohio state-chartered bank and a wholly-owned subsidiary of Premier Financial, will merge with and into Wesbanco Bank (the “Bank Merger”), with Wesbanco Bank continuing as the surviving bank in the Bank Merger.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, Premier Financial shareholders will have the right to receive 0.80 of a share of the Company’s common stock for each share of Premier Financial’s common stock. The exchange ratio is subject to customary anti-dilution adjustments in the event of reorganizations, stock splits, stock dividends, and similar transactions involving the Company’s common stock. In addition, subject to certain contingencies set forth in the Merger Agreement, in the event that Premier Financial does not declare and pay all or any portion of a regular quarterly dividend of $0.31 per share of Premier Financial common stock by reason of Premier Financial’s failure to obtain regulatory non-objection, consent or approval of such quarterly dividend or a related dividend from Premier Bank to Premier Financial, the Company will make a cash payment to Premier Financial’s shareholders at the closing of the Merger on a dollar-for-dollar basis in an amount equal to the total amount of all such foregone dividends, assuming that the number of shares of Premier Financial’s common stock outstanding for each foregone dividend is equal to the number of shares of Premier Financial’s common stock outstanding at the effective time of the Merger. Such cash payment is subject to Premier Financial achieving a target book value, as adjusted, as described more fully in the Merger Agreement.

The Merger Agreement contains customary representations and warranties from the parties, and each party has agreed to customary covenants, including, among others, covenants relating to the conduct of business during the interim period between the execution of the Merger Agreement and the effective time of the Merger, each party’s obligation, subject to certain exceptions, to recommend that its shareholders approve the Merger (in the case of Premier Financial) or the Merger Agreement and issuance of common stock in connection with the Merger (in the case of the Company) and, in the case of Premier Financial, its non-solicitation obligations relating to alternative acquisition proposals. The Merger Agreement contains certain termination rights for both the Company and Premier Financial and further provides that, upon termination of the Merger Agreement under certain circumstances, Premier Financial may be obligated to pay Wesbanco, Inc. a termination fee of $37.0 million.

Consummation of the Merger is subject to a number of customary conditions, including, but not limited to, the approval of the Merger Agreement and the issuance of shares of the Company’s common stock in connection with the Merger by the Company’s shareholders, approval of the Merger by the shareholders of Premier Financial and the receipt of all required regulatory approvals. In addition, each party’s obligation to consummate the Merger is subject to certain additional customary conditions, including (1) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (2) performance in all material respects by the other party of its obligations, and (3) the receipt by such party of an opinion from its counsel to the effect that the Merger and, in the case of the opinion of the Company’s counsel, the Bank Merger, will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

A copy of the Merger Agreement is attached as Exhibit 2.1 to a Current Report on Form 8-K filed by the Company on July 26, 2024 and is incorporated herein by reference in its entirety. The foregoing summary of the Merger Agreement is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. We urge you to read that document for a more complete description of its terms.

Premier Financial (Nasdaq: PFC) headquartered in Defiance, Ohio, is the holding company for Premier Bank. Premier Bank is an Ohio state-chartered bank headquartered in Youngstown, Ohio. It conducts operations through 73 banking center offices, nine loan offices and serves clients through a team of wealth professionals. These operations are located in Ohio, Michigan, Indiana and Pennsylvania. Premier Bank provides a broad range of financial services including checking accounts, savings accounts, certificates of deposit, real estate mortgage loans, commercial loans, consumer loans, home equity loans and trust and wealth management services through its extensive branch network. PFC Capital was formed as an Ohio limited liability company in 2016 for the purpose of providing mezzanine funding for customers. Mezzanine loans are offered by PFC Capital to customers in Premier Financial’s market area and are expected to be repaid from the cash flow from operations of the business.

At June 30, 2024, Premier Financial had approximately $8.8 billion of consolidated total assets, $7.2 billion of deposits, $6.7 billion of loans and $979.1 million of shareholders’ equity.

This prospectus is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Merger and shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Investment Agreements

Securities Purchase Agreements

Concurrently with its entry into the Merger Agreement, the Company entered into securities purchase agreements (collectively, the “Securities Purchase Agreements”) with the selling shareholders, each of which represented in the respective securities purchase agreement that it is an institutional accredited investor as defined in Rule 501(a)(1)-(3) and (7) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to each of the Securities Purchase Agreements, on August 1, 2024, the Company issued and sold approximately 7.3 million shares to the selling shareholders at a purchase price of $27.50 per share, or approximately $200.0 million in the aggregate.

A copy of a form of the Securities Purchase Agreements is attached as Exhibit 10.1 to a Current Report on Form 8-K filed by the Company on July 26, 2024 and is incorporated herein by reference in its entirety. The foregoing summary of the Securities Purchase Agreements is not complete and is qualified in its entirety by reference to the complete text of such form of the Securities Purchase Agreements.

Registration Rights Agreements

Concurrently with its entry into the Merger Agreement and in connection with the Securities Purchase Agreements, the Company and the selling shareholders also entered into registration rights agreements (collectively, the “Registration Rights Agreements”), pursuant to which the Company agreed to, among other things, provide customary resale registration rights with respect to the shares of its common stock sold to the selling shareholder pursuant to the Securities Purchase Agreements. Under the Registration Rights Agreements, the selling shareholders are entitled to certain resale registration rights, in each case, subject to certain limitations. Failure to meet the resale registration statement filings or effectiveness deadlines and certain other events set forth in the Registration Rights Agreements may result in the Company being required to pay to the selling shareholders liquidated damages in the amount of 1% of the purchase price of the shares per month pending effective registration.

A copy of a form of the Registration Rights Agreements is attached as Exhibit 10.2 to a Current Report on Form 8-K filed by the Company on July 26, 2024 and is incorporated herein by reference in its entirety. The foregoing summary of the Registration Rights Agreements is not complete and is qualified in its entirety by reference to the complete text of such form of the Registration Rights Agreements.

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Our internet address is www.wesbanco.com. The information on our internet website is not a part of this prospectus.

The Offering

Issuer	Wesbanco, Inc.

Common stock offered by the selling shareholders	Up to 7,272,728 shares of our common stock

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.

Market for our common stock	Our common stock is listed on the Nasdaq Global Select Market under the symbol “WSBC.”

Risk factors	See “Risk Factors” beginning on page 5 of this prospectus, as well as the other information included in or incorporated by reference in this prospectus and any prospectus supplement, for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference in this prospectus, and under similar headings in the Company’s subsequently filed Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as well as the other risks and uncertainties described in any applicable prospectus supplement, any related free writing prospectus and the documents incorporated by reference in this prospectus. See the information under the heading “Where You Can Find More Information” for information on how to obtain copies of documents incorporated by reference in this prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Merger and Wesbanco’s Business Upon Completion of the Merger

The combined company will incur significant transaction and merger-related costs in connection with the Merger.

Wesbanco and Premier Financial expect to incur costs associated with combining the operations of the two companies. Wesbanco and Premier Financial have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of Wesbanco and Premier Financial. Whether or not the Merger is consummated, we will incur substantial expenses, such as legal, accounting, printing and financial advisory fees, in pursuing the Merger. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

If the Merger is not completed, we will have incurred substantial expenses without our shareholders realizing the expected benefits of the Merger.

We have incurred substantial expenses in connection with the Merger, which are charged to earnings as incurred. If the Merger is not completed, these expenses will still be charged to earnings even though we would not have realized the expected benefits of the Merger. There can be no assurance that the Merger will be completed.

We may not be able to successfully integrate Premier Financial or to realize the anticipated benefits of the Merger.

The Merger involves the combination of two companies that previously have operated independently. A successful combination of the operations of the two entities will depend substantially on our ability to consolidate operations, systems and procedures and to eliminate redundancies and reduce costs of the combined operations. We may not be able to combine the operations of Premier Financial with our operations without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	the inability to maintain and increase competitive presence;

•	those associated with entering a new geographic market;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit the successful integration of Premier Financial.

Further, we entered into the Merger Agreement with the expectation that the Merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, cross selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the Merger is subject to a number of uncertainties, including whether we integrate Premier Financial in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact our business, financial condition and operating results. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

The unaudited pro forma condensed combined financial information incorporated by reference in this prospectus are preliminary and the actual financial condition and results of operations of Wesbanco after the Merger may differ materially.

The unaudited pro forma condensed combined financial information incorporated by reference in this document are presented for illustrative purposes only and are not necessarily indicative of what our actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflect adjustments, which are based upon preliminary estimates, to record the Premier Financial identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in such unaudited pro forma condensed combined financial information is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Premier Financial as of the date of the completion of the Merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in the unaudited pro forma condensed combined financial information that is incorporated by reference in this document.

The Merger Agreement may be terminated in accordance with its terms, and the Merger may not be completed.

The Merger Agreement is subject to a number of conditions that must be fulfilled in order to complete the Merger. Those conditions include, among others, certain approvals of the Company’s shareholders and Premier Financial’s shareholders, receipt of required regulatory approvals, the absence of orders prohibiting the completion of the Merger, the effectiveness of a registration statement to be filed by the Company and to include a joint proxy statement/prospectus, the continued accuracy of the representations and warranties by both parties, the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. Any of these conditions to closing of the Merger may not be fulfilled, and as a result the Merger may not be completed.

Termination of the Merger Agreement could negatively affect us.

If the Merger Agreement is terminated, there may be various consequences, including:

•

our business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger; and

•	the market price of our common stock might decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

Further, if the Merger is not completed, we may experience negative reactions from the financial markets and from our shareholders, customers and employees. We also could be subject to litigation related to any failure to complete the Merger or to enforcement proceedings commenced against us to perform our obligations under the Merger Agreement. If the Merger is not completed, we cannot assure our shareholders that the risks described above will not materialize and will not materially affect our business, financial results and stock price.

The need for regulatory approvals may delay the date of completion of the Merger or may diminish the benefits of the Merger.

We are required to obtain the approvals of certain banking and other regulatory agencies prior to completing the Merger. Satisfying any requirements of these regulatory agencies may delay the date of completion of the Merger. The requisite regulatory approvals may not be received at all (in which case the Merger could not be completed), may not be received in a timely fashion, or may contain conditions or restrictions on completion of the Merger that cannot be satisfied. In addition, any conditions or restrictions imposed could have the effect of imposing additional costs on or limiting the revenues of the combined company following the Merger, which might have an adverse effect on the combined company following the Merger. You should also be aware that it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the Merger to the combined company or otherwise have an adverse effect on the combined company following the Merger.

Following the Merger, a high percentage of the combined company’s loan portfolio will be concentrated in West Virginia, Ohio, Pennsylvania, Indiana, Kentucky, Maryland and Michigan and in commercial and residential real estate. Deteriorations in economic conditions in these areas or in the real estate market generally could be more harmful to the combined company compared to more diversified institutions.

As of June 30, 2024, approximately 20.5% of our loan portfolio was comprised of residential real estate loans, and approximately 57.1% was comprised of commercial real estate loans. Assuming the Merger had been completed on June 30, 2024, the combined company’s loan portfolio as of that date would have been approximately 22.8% residential real estate loans and approximately 52.0% commercial real estate loans.

Inherent risks of commercial real estate (“CRE”) lending include the cyclical nature of the real estate market, construction risk and interest rate risk. The cyclical nature of real estate markets can cause CRE loans to suffer considerable distress. During these times of distress, a property’s performance can be negatively affected by tenants’ deteriorating credit strength and lease expirations in times of softening demand caused by economic deterioration or over-supply conditions. Even if borrowers are able to meet their payment obligations, they may find it difficult to refinance their full loan amounts at maturity due to declines in property value. Other risks associated with CRE lending include regulatory changes and environmental liability. Regulatory changes in tax legislation, zoning or similar external conditions including environmental liability may affect property values and the economic feasibility of existing and proposed real estate projects.

The combined company’s CRE loan portfolio will be concentrated in West Virginia, Ohio, Pennsylvania, Indiana, Kentucky, Maryland and Michigan. There are a wide variety of economic conditions within the local markets of the seven states in which most of the combined company’s CRE loan portfolio will be situated. Rates of employment, consumer loan demand, household formation, and the level of economic activity can vary widely from state to state and among metropolitan areas, cities and towns. Metropolitan markets comprise various submarkets where property values and demand can be affected by many factors, such as demographic makeup, geographic features, transportation, recreation, local government, school systems, utility infrastructure, tax burden, building-stock age, zoning and building codes, and available land for development. Despite the Merger, as a result of the continued high concentration of the combined company’s loan portfolio, the combined company may be more sensitive, compared to more diversified institutions, to future disruptions in, and deterioration of, this market, which could lead to losses that could have a material adverse effect on the business, financial condition and results of operations of the combined company.

Litigation against us or Premier Financial, or the members of our or Premier Financial’s board of directors, could prevent or delay the completion of the Merger.

Shareholders of Premier Financial may file lawsuits against Premier Financial, the Company, and/or the boards of directors of either company in connection with the Merger. The results of any such potential legal proceedings are difficult to predict and such legal proceedings could delay or prevent the Merger from being completed in a timely manner. The existence of litigation related to the Merger could affect the likelihood of obtaining the required approvals from Premier Financial shareholders and the Company’s shareholders. Moreover, any litigation could be time consuming and expensive, and could divert our and Premier Financial’s management’s attention away from their regular business. Any lawsuit adversely resolved against Premier Financial, the Company or members of their boards of directors could have a material adverse effect on each company’s business, financial condition and results of operations.

Moreover, one of the conditions to the completion of the Merger is the absence of any restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, and that no governmental authority or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by the Merger Agreement or making the Merger illegal. Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a governmental authority issues an order or other directive restricting, prohibiting or making illegal the consummation of the transactions contemplated by the Merger Agreement (including the Merger), then such injunctive or other relief may prevent the Merger from becoming effective in a timely manner or at all.

The market price of the Company’s common stock after the Merger may be affected by factors different from those affecting the Company’s common stock currently.

Premier Financial’s business differs from ours. Accordingly, the results of operations of the combined company and the market price of the Company’s common stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of the Company and Premier Financial. In addition, the issuance of shares of the Company’s common stock in the Merger could on its own have the effect of depressing the market price for the Company’s common stock. For example, some Premier Financial shareholders may decide not to hold the shares of the Company’s common stock they receive as a result of the Merger. Other Premier Financial shareholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of the Company’s common stock they receive as a result of the Merger. Any such sales of the Company’s common stock could have the effect of depressing the market price for the Company’s common stock.

Holders of the Company’s common stock will have a reduced ownership and voting interest in the combined company after the Merger and will therefore have less voting influence over the combined company.

Holders of the Company’s common stock currently have the right to vote in the election of the board of directors and on other matters involving the Company. In the Merger, each Premier Financial shareholder will become a holder of common stock of the combined company. Upon completion of the Merger, we estimate that Premier Financial shareholders as of immediately prior to the Merger will collectively own approximately 30% and the Company’s shareholders as of immediately prior to the Merger will own approximately 70% of the outstanding shares of common stock of the combined company (in each case, on an as-converted and fully diluted basis and without regard to the fact that immediately prior to the merger, certain holders may own both Company and Premier Financial stock). As a result, the Company’s shareholders will have less voting influence on the combined company and may have less influence on its management and policies than they now have on the Company.

The market price of Wesbanco common stock may decline in the future as a result of the Merger.

The market price of Wesbanco common stock may decline in the future as a result of the Merger for a number of reasons, including:

•	the unsuccessful integration of Premier Financial and Wesbanco (including for the reasons set forth in the preceding risk factor); and

•	the failure of the combined company to achieve the perceived benefits of the Merger, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts.

Many of these factors are beyond the control of Wesbanco. As a consequence, current Wesbanco shareholders and Premier Financial shareholders who will become holders of Wesbanco common stock after completion of the Merger could lose the value of their investment in Wesbanco common stock.

Risks Related to Wesbanco’s Business

You should read and consider risk factors specific to Wesbanco’s business that will also affect the combined company after the Merger. These risks are described in the sections entitled “Risk Factors” in Wesbanco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 and in other documents incorporated by reference into this prospectus. Please see the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this prospectus.

Risks Related to Premier Financial’s Business

You should read and consider risk factors specific to Premier Financial’s business that will also affect the combined company after the Merger. These risks are described in the sections entitled “Risk Factors” in Premier Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024.

USE OF PROCEEDS

All of the common stock offered by the selling shareholders pursuant to this prospectus will be sold by the selling shareholders for their respective accounts. We will not receive any of the proceeds from these sales.

The selling shareholders will pay any underwriting discounts, selling commissions and any legal fees and expenses of legal counsel for any such selling shareholder in connection with registering or disposing of their common stock. The Company will bear all other fees and expenses incident to the Company’s performance or compliance with its obligations under the Registration Rights Agreements incurred in effecting the registration of the common stock covered by this prospectus, including, without limitation, registration and filing fees, and fees and expenses of the Company’s counsel and independent registered public accountants.

DESCRIPTION OF CAPITAL STOCK

In this section, the “Company,” “we,” “our,” “us” or “Wesbanco” refer only to Wesbanco, Inc. and not to any of its subsidiaries.

The following description of our capital stock is a summary only and is subject to, and is qualified in its entirety by reference to, applicable provisions of our Restated Articles of Incorporation, as amended (our “Articles of Incorporation”), our Amended and Restated Bylaws (our “Bylaws”) and the West Virginia Business Corporations Act (the “WVBCA”). We urge you to read the applicable provisions of the WVBCA, our Articles of Incorporation and our Bylaws. Our articles of incorporation and our bylaws are incorporated herein by reference. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

General

Under our Articles of Incorporation, we are authorized to issue up to 100,000,000 shares of our common stock. As of September 12, 2024, we had 75,354,034 shares of common stock issued and 66,863,571 shares of common stock outstanding and had reserved 1,793,381 additional shares of common stock for issuance under our equity compensation plans. Under our Articles of Incorporation, our Board of Directors, without further shareholder action, is authorized to provide for the issuance of up to 1,000,000 shares of preferred stock, in one or more series. As of September 12, 2024, 150,000 shares of preferred stock have been issued and are outstanding, and 850,000 shares of preferred stock are available for issuance.

On or prior to closing of the Merger and subject to receipt of shareholder approval of such an amendment, we intend to file an amendment to our Articles of Incorporation to increase the number of our authorized shares of capital stock from 101,000,000 to 201,000,000, consisting of 200,000,000 shares of our common stock and 1,000,000 shares of our preferred stock. Such amendment to the Articles of Incorporation will become effective upon filing with the Secretary of State of the State of West Virginia.

The authorized but unissued shares of our common stock and preferred stock are available for general purposes, including, but not limited to, the possible issuance as stock dividends, use in connection with mergers or acquisitions, cash dividend reinvestments, stock purchase plans, public or private offerings, or our equity compensation plans. Except as may be required to approve a merger or other transaction in which additional authorized shares of common stock would be issued, no shareholder approval is required for the issuance of authorized shares of common stock.

Common Stock

Listing and Trading of Common Stock. Our shares of Common Stock are listed on the Nasdaq Global Select Market and trade under the symbol “WSBC.”

Liquidation Rights. Upon any liquidation, dissolution or winding up of our affairs, each share of our common stock entitles the holder thereof to share ratably in our assets legally available for distribution to shareholders after (i) payment in full of all amounts required to be paid to our creditors or provision for such payment and (ii) provision for the distribution of any preferential amounts to the holders of shares of our preferred stock, if any. Our Board of Directors may approve for issuance, without approval of the holders of our common stock, preferred stock that has liquidation rights superior to that of our common stock and which may adversely affect the rights of holders of our common stock.

Assessment, Subscription, Conversion, Exchange and Redemption Rights. Shares of our common stock presently outstanding are validly issued, fully paid and nonassessable. The holders of our common stock do not have subscription, conversion or exchange rights, and there are no mandatory redemption provisions applicable to our common stock.

Preemptive Rights. No holder of any share of our capital stock has any preemptive right to subscribe to an additional issue of capital stock or to any security convertible into such stock.

Voting Rights. All voting rights are currently vested in the holders of our common stock. On all matters subject to a vote of shareholders, our shareholders will be entitled to one vote for each share of common stock owned. Our shareholders have cumulative voting rights with regard to the election of directors.

Dividend Rights. Holders of shares of our common stock are entitled to receive dividends payable in cash, property or shares of our capital stock, when, as and if declared by our Board of Directors. The payment of dividends is also subject to the restrictions set forth in the WVBCA and the limitations imposed by the Federal Reserve Board.

Anti-Takeover Provisions. Provisions of our Articles of Incorporation and Bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Wesbanco without negotiation with our Board of Directors. The effect of these provisions is discussed briefly below.

•

Authorized Stock. The shares of our common stock authorized by our Articles of Incorporation but not issued and outstanding provide our Board of Directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants generally without the need for a shareholder vote. Our Board of Directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting, conversion, liquidation and other rights for preferred stock being issued, in an effort to deter attempts to gain control of Wesbanco.

•

Classification of Board of Directors. Our Articles of Incorporation and Bylaws currently provide that the Board of Directors is divided into three classes, as nearly equal in size as possible, with one class elected each year to serve for a term of three years. This classification of the Board of Directors may discourage a takeover of Wesbanco because a shareholder with a majority ownership interest of our common stock would generally have to wait for at least two consecutive annual meetings of shareholders to elect a majority of the members of our Board of Directors.

•

Amendment of Restated Articles and Bylaws. Our Articles of Incorporation and Bylaws require the approval of 75% of the outstanding shares of our common stock to amend, alter, change or repeal certain of the provisions of the Articles of Incorporation and Bylaws that provide for the classification of our Board of Directors into three classes as discussed above. This requirement is intended to prevent a shareholder who controls a majority of our common stock from unilaterally declassifying our Board of Directors. Accordingly, the holders of a minority of the shares of our common stock could block the future declassification of our Board, even if that action were deemed beneficial by the holders of more than a majority, but less than 75%, of our outstanding shares of common stock.

Transfer Agent. The transfer agent for our common stock is Computershare Investor Services LLC. The transfer agent’s address is P.O. Box 505000, Louisville, Kentucky 40233-5000.

Preferred Stock

We may elect to issue shares of our preferred stock from time to time. Shares of our preferred stock may have dividend, redemption, voting, sinking fund and liquidation rights, as well as other rights, preferences and privileges, taking priority over our common stock.

Our Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series without shareholder approval. In addition, our Board of Directors is authorized to establish from time to time the number of shares to be included in each series of preferred stock and to fix the designation, powers (including but not limited to voting powers, if any), preferences and rights of the shares of each series of preferred stock and any qualifications, limitations or restrictions of each series of preferred stock.

For a complete description of applicable provisions of any series of preferred stock that we issue from time to time, you should refer to the applicable Certificate of Amendment to our Articles of Incorporation establishing a particular series of preferred stock, in either case which will be filed with the Secretary of State of the State of West Virginia and the SEC.

Registration Rights Agreements

On July 25, 2024, in connection with the Securities Purchase Agreement, we and the selling shareholders entered into the Registration Rights Agreements, pursuant to which we agreed, among other things, to provide customary resale registration rights with respect to the shares of our common stock obtained by the selling shareholder pursuant to the Securities Purchase Agreements. Under the Registration Rights Agreements, the selling shareholders are entitled to resale registration rights, subject to certain limitations as set forth in the Registration Rights Agreement. Failure to meet the resale registration statement filings or effectiveness deadlines, and certain other events, set forth in the Registration Rights Agreement may result in our payment to the selling shareholders of liquidated damages in the amount of 1% of the purchase price per month pending effective registration.

The summary of selected provisions of the Registration Rights Agreements appearing in this prospectus are not complete and are qualified in their entirety by the form of the Registration Rights Agreements attached as Exhibit 10.2 to a Current Report on Form 8-K filed by the Company on July 26, 2024 and incorporated herein by reference in its entirety. We urge you to read that document for a more complete description of their respective terms. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

SELLING SHAREHOLDERS

This prospectus covers the offer and sale by the selling shareholders of up to an aggregate of 7,272,728 shares of common stock. The following table sets forth, to our knowledge, certain information about the selling shareholders as of September 12, 2024, based on information furnished to us by the selling shareholders. Each selling shareholder has indicated to us that neither it nor any of its affiliates has held any position or office or had any other material relationship with us in the past three years except as described in the footnotes to the table. All of the shares of common stock being offered under this prospectus were acquired by the selling shareholders in a private placement transaction that was closed on August 1, 2024, as described above under the heading, “Prospectus Summary — Investment Agreements” beginning on page 5.

The shares of common stock sold in that private placement were sold pursuant to an exemption from registration provided by Rule 506 of Regulation D under the Securities Act. The shares were offered only to persons who were an institutional accredited investor as defined in Rule 501(a)(1)-(3) and (7) of Regulation D under the Securities Act. In connection therewith, the investors made to us certain representations, warranties, covenants and conditions customary for private placement investments.

The shares of common stock sold in the private placement represented approximately 12.2% and 10.9% of the shares of our outstanding common stock before and after the private placement, respectively.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares shown as beneficially owned after the offering assume that all shares being offered under this process are sold. Since the date each of the selling shareholders provided information regarding its ownership of the shares, it may have sold, transferred, or otherwise disposed of all or a portion of its shares of common stock in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling shareholders may change from time to time and, when necessary, any changed information will be set forth in a prospectus supplement to this prospectus.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling shareholders named below.

The following table provides information regarding the beneficial ownership of our common stock held by the selling shareholders as of September 12, 2024 and the shares included in the offering.

	Shares of Common Stock
Name	Beneficially Owned Prior to the Sale of All Shares Covered by this Prospectus(1)	Covered by this Prospects	Beneficially Owned after the Sale of All Shares Covered by this Prospectus(2)	As a Percent of Total Outstanding After the Sale of All Shares Covered by this Prospectus(1)(2)
Bay Pond Partners LP(3)	2,936,250	2,936,250	—	0%
Bay Pond Investors (Bermuda) LP(3)	868,479	868,479	—	0%
Bayview Opportunity Master Fund VII, L.P.(4)	327,275	327,275	—	0%
Citadel CEMF Investments Ltd.(5)	363,636	363,636	—	0%
EJF Financial Services Fund L.P.(6)	72,727	72,727	—	0%
Endeavour Regional Bank Opportunities Fund II LP(7)	72,727	72,727	—	0%

	Shares of Common Stock
Name	Beneficially Owned Prior to the Sale of All Shares Covered by this Prospectus(1)	Covered by this Prospects	Beneficially Owned after the Sale of All Shares Covered by this Prospectus(2)	As a Percent of Total Outstanding After the Sale of All Shares Covered by this Prospectus(1)(2)
Financial Opportunity Fund LLC(8)	584,299	363,636	220,663	*
Glendon Opportunities Fund III, L.P.(9)	909,091	909,091	—	0%
Ithan Creek Master Investors (Cayman) LP(3)	740,726	740,726	—	0%
Ivalo Fund, L.P.(10)	36,364	36,364	—	0%
JAM Partners, L.P.(11)	72,727	72,727	—	0%
Malta Hedge Fund, L.P.(12)	23,013	23,013	—	0%
Malta Hedge Fund II, L.P.(12)	137,593	137,593	—	0%
Malta Market Neutral Master Fund, Ltd.(12)	15,400	15,400	—	0%
Malta Offshore, Ltd.(12)	34,514	34,514	—	0%
Malta Opportunity Fund LP(12)	94,737	94,737	—	0%
Malta Phoenix Partners, L.P.(12)	58,367	58,367	—	0%
Malta Titan Fund, L.P.(12)	72,739	72,739	—	0%
Scalloplight + Co.(13)	72,727	72,727	—	0%

Total	7,493,391	7,272,728	220,663	0%

*	Less than 1%.
(1)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The percentage of shares owned by each selling shareholder is based on a total outstanding number of 66,863,571 shares as of September 12, 2024.

(2)	Assumes that all shares of common stock covered by this prospectus will be sold in the offering.
(3)

Represents shares beneficially owned by Bay Pond Partners LP, Bay Pond Investors (Bermuda) LP and Ithan Creek Master Investors (Cayman) LP, as applicable. Wellington Management Company LLP (“WMC”) has the power to vote and dispose of the securities pursuant to WMC’s capacity as investment adviser on behalf of such selling shareholders. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 204 partners (as of January 1, 2024). There are no external entities with any ownership interest in the firm. No single partner owns or has the right to vote more than 5% of WMG’s capital. Additional information about WMC is available in its Form ADV filed with the SEC.

(4)

Represents shares beneficially owned by Bayview Opportunity Master Fund VII, L.P. (“BOF-VII”). Bayview Opportunity GP VII, LLC (the “BOF-VII GP”) is the general partner to BOF-VII. Bayview Fund Management LLC (“BFM”) is the manager of BOF-VII and has authority to manage the investments of BOF-VII. Each of BOF-VII and BFM are wholly owned subsidiaries of Bayview Asset Management, LLC. Investment and voting decisions with respect to the BOF-VII shares are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of such shares. All indirect holders of the BOF-VII shares disclaim beneficial ownership of such shares except to the extent of its pecuniary interest therein.

(5)

Represents shares beneficially owned by Citadel CEMF Investments Ltd. Citadel Advisors LLP is the portfolio manager of Citadel CEMF Investments Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors LLC. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over the shares of Common Stock held by Citadel CEMF Investments Ltd. This disclosure is not and shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any).
(6)	Represents shares beneficially owned by EJF Financial Services Fund L.P., over which Emanuel J. Friedman has voting and dispositive power.
(7)

Represents shares beneficially owned by Endeavour Regional Bank Opportunities Fund II LP. Endeavour Capital Advisors Inc. is the investment manager of Endeavour Regional Bank Opportunities Fund II LP and has the power to vote and dispose of securities that it owns. Endeavour Capital Advisors Inc. is controlled by Laurence Austin, Mitchell Katz and Jonah Marcus.

(8)

Represents shares beneficially owned by Financial Opportunity Fund LLC and Financial Opportunity Long/Short Fund LLC (collectively, the “FJ Funds”), and shares beneficially owned by managed accounts (the “Managed Accounts”). FJ Capital Management LLC (“FJ Capital”) serves as managing member of the FJ Funds with sole voting power and dispositive power and acts as sub-investment advisor to the Managed Accounts with shared voting power and shared dispositive power. Martin Friedman is the Managing Member of FJ Capital Management LLC. In their respective capacities, FJ Capital and Mr. Friedman may be deemed to have voting and dispositive power over the shares held by the FJ Funds and the Managed Accounts. Each of FJ Capital and Martin Friedman disclaim beneficial ownership of the shares except to the extent of their respective pecuniary interests therein.

(9)

Represents shares beneficially owned by Glendon Opportunities Fund III, L.P., of which Glendon Capital Management L.P. (“GCM”) serves as the investment manager and thus may be deemed to beneficially own the shares of common stock identified above. Christopher Sayer is a partner of GCM and has been delegated authority by GCM to direct the voting and disposition of the shares of common stock identified above, and thus is deemed to share voting power for the shares beneficially owned by GCM and Glendon Opportunities Fund III, L.P. Each of GCM and Mr. Sayer disclaims beneficial ownership of the shares held by Glendon Opportunities Fund III, L.P. except to the extent of its and his pecuniary interest therein.

(10)

Represents shares beneficially owned by Ivalo Fund, L.P. (“Ivalo”). Ivalo GP, LLC (the “Ivalo GP”) is the general partner to Ivalo. Bayview Fund Management LLC (“BFM”) is the manager of Ivalo and has authority to manage the investments of Ivalo. Each of Ivalo GP and BFM are wholly owned subsidiaries of Bayview Asset Management, LLC. Investment and voting decisions with respect to the Ivalo shares are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of such shares. All indirect holders of the Ivalo shares disclaim beneficial ownership of such shares except to the extent of its pecuniary interest therein.

(11)

Represents shares beneficially owned by JAM Partners, L.P., of which Jacobs Asset Management, LLC (“JAM”) is the investment manager, and in such capacity has voting and investment control over these shares. Sy Jacobs is the managing member of JAM and JAM Managers, LLC, which is the general partner of JAM Partners, L.P., and as a result, each may also be deemed to have voting and investment control over shares held by this selling shareholder. Each of JAM, JAM Managers, LLC and Sy Jacobs disclaim beneficial ownership over the shares held by JAM Partners, L.P., except to the extent of their pecuniary interest therein.

(12)

Represents shares beneficially owned, respectively, by Malta Hedge Fund, L.P., Malta Hedge Fund II, L.P., Malta Market Neutral Master Fund, Ltd., Malta Offshore, Ltd., Malta Opportunity Fund LP, Malta Phoenix Partners, L.P. and Malta Titan Fund, L.P. (collectively, the “Malta Partnerships”). Maltese Capital Management LLC is the investment manager of each of the Malta Partnerships, and Terry Maltese is the managing member of Maltese Capital Management LLC. In such capacities, each of Maltese Capital Management LLC and Mr. Maltese may be deemed to have voting and dispositive power over the shares held by the Malta Partnerships. Each of Maltese Capital Management LLC and Mr. Maltese disclaim beneficial ownership of these shares except to the extent of its pecuniary interest therein

(13)	Represents shares beneficially owned by Scalloplight + Co., over which Michael Howard, as Vice President, has voting and dispositive power.

PLAN OF DISTRIBUTION

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

In addition, a selling shareholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales (it being understood that the selling shareholders shall not be deemed to be underwriters solely as a result of their participation in this offering). In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be accessed at the SEC’s website at http://www.sec.gov. In addition, our SEC filings are available on our Internet website. Our Internet website is www.wesbanco.com. Information contained on our website is not part of, and should not be construed as being incorporated by reference into, this prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information that we file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before termination of the offering covered by this prospectus, except as noted below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024;

•	our Current Reports on Form 8-K filed on April 18, 2024, April 25, 2024, July 26, 2024 (other than Item 7.01), August 30, 2024 (other than Item 7.01) and September 13, 2024; and

•	The description of Wesbanco common stock contained in our Form 8-K filed by Wesbanco on May 10, 2019, including any amendments or reports filed for purpose of updating the description.

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or into this prospectus.

Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. For a more complete understanding and description of each such contract, agreement or other document, we urge you to read the documents filed as exhibits to the registration statement of which the accompanying prospectus is a part.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus. Requests should be directed to: Wesbanco, Inc., 1 Bank Plaza, Wheeling, WV 26003, Attention: Secretary; telephone number: (304) 234-9000.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Phillips, Gardill, Kaiser & Altmeyer, PLLC, Wheeling, West Virginia. Denise Knouse-Snyder is a member of Phillips, Gardill, Kaiser & Altmeyer, PLLC and is also a member of the board of directors of the Company. As of September 12, 2024, the members of Phillips, Gardill, Kaiser & Altmeyer, PLLC beneficially owned 50,265 shares of the Company’s common stock. Phillips, Gardill, Kaiser & Altmeyer, PLLC from time to time performs legal services for Wesbanco.

EXPERTS

The consolidated financial statements of Wesbanco appearing in Wesbanco’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of Wesbanco’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Premier Financial Corporation as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023 and the effectiveness of Premier Financial Corporation’s internal control over financial reporting as of December 31, 2023, incorporated by reference in this prospectus have been audited by Crowe LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of said firm given their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses (other than underwriting compensation) to be incurred by the registrant in connection with the issuance and distribution of the securities being registered under this registration statement are:

Securities and Exchange Commission Registration Fee		$31,979
Trustee, Registrar and Transfer Agent, and Depositary Fees and Expenses		*
Accounting Fees and Expenses		*
Printing and Engraving expenses		*
Rating Agency Fees		*
Legal Fees and Expenses		*
Miscellaneous		*

Total	$	*

*

Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this registration statement. Information regarding estimated expenses of issuance and distribution of each identified class of securities being registered will be provided at the time information as to such class is included in a prospectus supplement in accordance with Rule 430B.

Item 15.	Indemnification of Directors and Officers

Wesbanco, Inc.’s Bylaws provide, and West Virginia law permits, the indemnification of directors and officers against certain liabilities. Officers and directors of Wesbanco, Inc. and its subsidiaries are indemnified, to the maximum extent permitted under the West Virginia Business Corporation Act (including advanced indemnification payments), against liabilities incurred in connection with proceedings in which they are made parties by reason of their being or having been directors or officers of the corporation, except for certain prohibitions set forth in Wesbanco, Inc.’s Bylaws regarding “prohibited indemnification payments.” Wesbanco, Inc. does provide indemnity insurance to its officers and directors. Such insurance will not, however, indemnify officers or directors for willful misconduct or gross negligence in the performance of a duty to Wesbanco, Inc..

I. Article VI of the Bylaws of Wesbanco, Inc. provides:

Indemnification of Directors and Officers

SECTION 1. Indemnification. Each director and officer, whether or not then in office, shall be indemnified by the corporation against liability incurred by and imposed upon him in connection with or resulting from any action, suit or proceeding, to which he may be made a party by reason of his being or having been a director or officer of the corporation, or of any other company which he served at the request of the corporation, to the maximum extent permitted under the West Virginia Business Corporation Act, except as prohibited by Section 2 and Section 4 of this Article VI. The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in accordance with the provisions of the West Virginia Business Corporation Act.

SECTION 2. Prohibited Indemnification Payment. Notwithstanding the provisions of Section 1 of this Article VI, no director or officer shall receive a “prohibited indemnification payment,” which is any payment or agreement to make a payment to pay or reimburse such director or officer for any liability or legal expenses in any administrative proceeding brought by the appropriate federal banking agency that results in a final order or settlement in which the director or officer is assessed a civil money penalty, is removed or prohibited from conducting the business of banking, or is required to cease an action or take any affirmative action, including making restitution, with respect to Wesbanco Bank, Inc. or the corporation.

SECTION 3. Insurance. The corporation may purchase commercial insurance to cover certain costs that the corporation incurs under the indemnification provisions of Section 1 of this Article VI. Costs that may be covered include legal expenses and restitution that an individual may be ordered to make to the corporation. Such insurance may not, however, pay or reimburse a director or officer for any final judgment or civil money penalty assessed against such individual. Furthermore, partial indemnification for legal expenses is permitted in connection with a settlement when there is a formal and final finding that the director or officer has not breached a fiduciary duty, engaged in unsafe or unsound practices, and is not subject to a final prohibition order.

SECTION 4. Determination that Indemnification is Proper. The corporation may make or agree to make a reasonable indemnification payment if all of the following conditions are met: (i) the board of directors investigates and determines in writing that the director or officer acted in good faith and in the best interests of Wesbanco Bank, Inc.; (ii) the board of directors investigates and determines that the payment will not materially adversely affect the safety and soundness of Wesbanco Bank, Inc. or the corporation; (iii) the payment does not fall within the definition of a prohibited indemnification payment; and (iv) the director or officer agrees in writing to reimburse the corporation, to the extent not covered by permissible insurance, for advanced indemnification payments that subsequently become prohibited indemnification payments.

II. W. Va. Code Section 31D-8-851 through Section 31D-8-856 provides:

Section 31D-8-851. Permissible Indemnification.

(a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:

(1) (A) He or she conducted himself or herself in good faith; and

(B) He or she reasonably believed: (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and

(C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.

(c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

(d) Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

Section 31D-8-852. Mandatory Indemnification.

A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Section 31D-8-853. Advance for Expenses.

(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and

(2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

(b) The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c) Authorizations under this section are to be made:

(1) By the board of directors:

(A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or

(B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or

(2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or

(3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

Section 31D-8-854. Circuit Court-Ordered Indemnification and Advance for Expenses.

(a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the circuit court shall:

(1) Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;

(2) Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or

(3) Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(A) To indemnify the director; or

(B) To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.

(b) If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subsection, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses. If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.

Section 31D-8-855. Determination and Authorization of Indemnification.

(a) A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.

(b) The determination is to be made:

(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;

(2) By special legal counsel:

(A) Selected in the manner prescribed in subdivision (1) of this subsection; or

(B) If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or

(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c) Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.

Section 31D-8-856. Indemnification of Officers.

(a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

(1)To the same extent as a director; and

(2) If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

(B) Liability arising out of conduct that constitutes:

(i) Receipt by him or her of a financial benefit to which he or she is not entitled;

(ii) An intentional infliction of harm on the corporation or the shareholders; or

(iii) An intentional violation of criminal law.

(b) The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 16.	Exhibits

Exhibit	Description

*2.1	Agreement and Plan of Merger, dated July 25, 2024, by and among Wesbanco, Inc., Wesbanco Bank, Inc., Premier Financial Corp. and Premier Bank (Incorporate by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 26, 2024).

3.1	Bylaws of Wesbanco, Inc. (as Amended and Restated May 4, 2021) (Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2021).

Exhibit	Description

3.2	Restated Articles of Incorporation of Wesbanco, Inc. (Incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission on February 28, 2020).

3.3	Articles of Amendment to the Restated Articles of Incorporation of Wesbanco, Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2020).

**4.1	Form of Common Stock Certificate (Incorporated by reference to the Registrant’s Registration Statement on Form S-4 (Registration No. 33-42157) which was filed with the Securities and Exchange Commission on August 9, 1991).

*4.2	Form of Securities Purchase Agreement, dated July 25, 2024, by and among Wesbanco, Inc. and the other parties signatory thereto (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 26, 2024).

4.3	Form of Registration Rights Agreement, dated July 25, 2024, by and among Wesbanco, Inc. and the other parties signatory thereto (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 26, 2024).

+5.1	Opinion of Phillips, Gardill, Kaiser & Altmeyer, PLLC.

+23.1	Consent of Ernst & Young LLP.

+23.2	Consent of Crowe LLP.

23.3	Consent of Phillips, Gardill, Kaiser & Altmeyer, PLLC (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

+107	Calculation of Filing Fee Table

*

Annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Wesbanco, Inc. agrees to furnish supplementally a copy of any omitted attachment to the SEC on a confidential basis upon request.

**	This exhibit has been paper filed and is not subject to the hyperlinking requirements of Item 601 of Regulation S-K.
+	Filed herewith.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of Wesbanco, Inc.’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of each registrant pursuant to the provisions described in Item 15 above, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Wesbanco, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia, on September 13, 2024.

WESBANCO, INC.

By:	/s/ Jeffrey H. Jackson
Name:	Jeffrey H. Jackson
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Jeffrey H. Jackson and Daniel K. Weiss, Jr., and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments, including any and all amendments to this registration statement, all post-effective amendments and any subsequent registration statement for the same offering which may be filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on September 13, 2024.

Signature	Title

/s/ Jeffrey H. Jackson Jeffrey H. Jackson	President, Chief Executive Officer & Director (Principal Executive Officer)

/s/ Daniel K. Weiss, Jr. Daniel K. Weiss, Jr.	Senior Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Christopher V. Criss Christopher V. Criss	Chairman of the Board

/s/ Rosie Allen-Herring Rosie Allen-Herring	Director

/s/ Todd F. Clossin Todd F. Clossin	Director

/s/ James W. Cornelsen James W. Cornelsen	Director

Signature	Title

/s/ Michael J. Crawford Michael J. Crawford	Director

/s/ Abigail M. Feinknopf Abigail M. Feinknopf	Director

/s/ Robert J. Fitzsimmons Robert J. Fitzsimmons	Director

/s/ Denise Knouse-Snyder Denise Knouse-Snyder	Director

/s/ D. Bruce Knox D. Bruce Knox	Director

/s/ Lisa A. Knutson Lisa A. Knutson	Director

/s/ Jay T. McCamic Jay T. McCamic	Director

/s/ F. Eric Nelson, Jr. F. Eric Nelson, Jr.	Director

/s/ Gregory S. Proctor, Jr. Gregory S. Proctor, Jr.	Director

/s/ Joseph R. Robinson Joseph R. Robinson	Director

/s/ Kerry M. Stemler Kerry M. Stemler	Director